Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of GlycoGenesys, Inc. on Form S-3 of our report dated March 28, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company’s ability to continue as a going concern), relating to the consolidated financial statements of GlycoGenesys, Inc. (formerly SafeScience, Inc.) as of and for the years ended December 31, 2002 and 2001 appearing in the Annual Report on Form 10-K of GlycoGenesys, Inc. for the year ended December 31, 2002, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

September 5, 2003